As filed with the Securities and Exchange Commission on May 21, 2021

Registration No. 333-252232

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-8 TO FORM S-4

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ImmunityBio, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	43-1979754
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3530 John Hopkins Court

San Diego, California 92121

(Address of principal executive offices, including zip code)

Amended and Restated

ImmunityBio, Inc.

2015 Stock Incentive Plan

(Full title of the plan)

Richard Adcock

Chief Executive Officer and President

ImmunityBio, Inc.

3530 John Hopkins Court

San Diego, California 92121

(858) 633-0300

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Martin J. Waters Wilson Sonsini Goodrich & Rosati, P.C. 12235 El Camino Real San Diego, California 92130 (858) 350-2300	Jason Liljestrom General Counsel ImmunityBio, Inc. 3530 John Hopkins Court San Diego, California 92121 (858) 633-0300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Amended and Restated ImmunityBio, Inc. 2015 Stock Incentive Plan	7,306,564 (2)	N/A (3)	N/A	N/A

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover any additional shares of common stock of ImmunityBio, Inc., a Delaware corporation (the “Registrant”) that become issuable under the Registrant’s NantCell, Inc. 2015 Stock Incentive Plan, which was amended and restated on March 4, 2021 to be renamed the Amended and Restated ImmunityBio, Inc. 2015 Stock Incentive Plan (the “Assumed Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents the maximum number of shares of the Registrant’s common stock issuable pursuant to 185,454 stock option and 7,121,110 restricted stock unit awards outstanding and held by the Registrant’s “employees” as that term is defined in Form S-8 under the Securities Act, under the Assumed Plan as of the date of this Registration Statement (the “Assumed Awards”), which were assumed by the Registrant pursuant to the Agreement and Plan of Merger dated as of December 21, 2020 by and among NantKwest, Inc. (now renamed ImmunityBio, Inc.), Nectarine Merger Sub, Inc., and ImmunityBio, Inc., a private company (the “Merger Agreement”), multiplied by exchange ratio in the merger of 0.8190 (the “Exchange Ratio”). Upon the closing of the transaction contemplated by the Merger Agreement on March 9, 2021, the Registrant assumed the Assumed Awards, which were automatically converted into awards in respect of shares of the Registrant’s common stock, subject to appropriate adjustments to the number of shares issuable pursuant to such Assumed Awards as provided in the Merger Agreement, and subject to the Exchange Ratio.

(3)

These shares of the Registrant’s common stock were registered under the Registration Statement on Form S-4 (File No. 333-252232) filed with the Securities and Exchange Commission (the “Commission”) on January 19, 2021, as amended on January 29, 2021 and declared effective by the Commission on February 1, 2021. All filing fees payable in connection with the issuance of these shares were previously paid in connection with the filing of the Registration Statement on Form S-4.

EXPLANATORY NOTE

ImmunityBio, Inc. (fka NantKwest, Inc.), a Delaware corporation (the “Registrant”) hereby amends its Registration Statement on Form S-4 (File No.  333-252232) filed with the Securities and Exchange Commission (the “Commission”) on January  19, 2021, as amended on January 29, 2021 and declared effective by the Commission on February 1, 2021 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 relating to the shares of Registrant’s common stock issuable upon the future exercise or settlement of certain Assumed Awards outstanding and held by the Registrant’s “employees” as that term is defined in Form S-8 under the Securities Act (as defined below) pursuant to the Assumed Plan. All such shares of Common Stock were previously registered on the Form S-4 but will be subject to issuance pursuant to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 4, 2021;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the Commission on May 14, 2021;

(3)

The Registrant’s Current Reports on Form 8-K filed with the Commission on January  13, 2021, February  10, 2021, February  24, 2021, February  25, 2021, March  10, 2021, March  17, 2021, April  1, 2021, April  22, 2021 and May 3, 2021, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(4)

The description of the Registrant’s common stock contained in the Company’s Annual Report on Form 10-K filed with the Commission on March 25, 2020, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K filed by the Registrant as of the date hereof be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly so provides.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws contain provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and amended and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements provide for the indemnification of directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Registrant, or any of its subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at the request of the Registrant as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Registrant or any of its subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification.

The Registrant has purchased and intends to maintain insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

4.1*	Specimen common stock certificate of the Registrant

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1+	Amended and Restated ImmunityBio, Inc. 2015 Stock Incentive Plan, and forms of agreements thereunder	S-4	333-252232	10.14	January 19, 2021

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Ernst & Young LLP, Independent Auditors

23.3*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.4*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney (contained on signature page hereto)

+	Indicates management contract or compensatory plan, contract, or arrangement.
*	Filed herewith.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 21, 2021.

IMMUNITYBIO, INC.

By:	/s/ Richard Adcock
Richard Adcock
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard Adcock and David Sachs, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer of ImmunityBio, Inc.), to sign the Registration Statement on Form S-8 of ImmunityBio, Inc., and any or all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as they, he, or she might or could do in person, hereby and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agent, proxy and agent, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Patrick Soon-Shiong, M.D. Patrick Soon-Shiong, M.D.	Executive Chairman of the Board of Directors	May 21, 2021

/s/ Richard Adcock Richard Adcock	Chief Executive Officer, President and Director (Principal Executive Officer)	May 21, 2021

/s/ David Sachs David Sachs	Chief Financial Officer (Principal Financial and Accounting Officer)	May 21, 2021

/s/ Barry Simon, M.D. Barry Simon, M.D.	Chief Corporate Affairs Officer and Director	May 21, 2021

/s/ Michael Blaszyk Michael Blaszyk	Director	May 21, 2021

/s/ Cheryl Cohen Cheryl Cohen	Director	May 21, 2021

/s/ John Brennan John Brennan	Director	May 21, 2021

/s/ Wesley Clark Wesley Clark	Director	May 21, 2021

/s/ Linda Maxwell, M.D. Linda Maxwell, M.D.	Director	May 21, 2021

/s/ Christobel Selecky Christobel Selecky	Director	May 21, 2021